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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 24, 2000
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                                  Advanta Corp.
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             (Exact name of registrant as specified in its charter)





          Delaware                        0-14120                23-1462070
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(State or other jurisdiction         (Commission File          (IRS Employer
      of incorporation)                   Number)           Identification No.)



Welsh and McKean Roads, P.O. Box 844, Spring House, PA                19477
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       (Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code: (215) 657-4000
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Item 5.  Other Events

On October 24, 2000 Advanta Corp. (the "Company" or "Advanta") announced that it has accepted a proposal to sell its Mortgage business to a major financial institution in a cash transaction for a price in excess of book value and is negotiating an agreement with this party. Under the terms of the proposal, the Company expects to receive proceeds that will result in excess liquidity when added to the Company's existing cash and equivalent position. As a result, the Company intends to use a portion of this liquidity to pay off all institutional medium term notes currently outstanding. The Company also intends to seek shareholder approval for the transaction. While there can be no assurance that a definitive agreement will be reached and a number of items remain to be negotiated, if the transaction is consummated under the terms of the proposal, it will result in the sale of virtually all mortgage assets which represent 33% of owned assets at September 30, 2000. Until the agreement is signed, the Company will make no further updates to its disclosures related to the sale or use of proceeds other than those made in its press release and scheduled conference call. Advanta also indicated that the initial due diligence has been completed with respect to the strategic alternatives process for its leasing business and bids are being solicited from interested parties.

Advanta also announced its final results for the third quarter of 2000. Net income for the quarter was $15.7 million, or $0.62 per share on a diluted basis for Class A and Class B shares combined. Pro forma operating income was $464,000, or $0.02 per share on a diluted basis for Class A and Class B shares combined, reflecting income for Advanta Mortgage that is essentially the same as a portfolio lender. As previously announced, results for the quarter include $23 million of provisions and charges which consist of a charge of approximately $10 million in the leasing business due to continued charge-offs largely concentrated within certain unprofitable segments of this business from prior periods; an increase of approximately $10 million in reserve coverage for the business credit card unit, approximately $6 to $8 million of which strengthened on-balance sheet reserves and is attributable to a revision of the methodology for estimating loan losses as a result of recent discussions with the Federal Deposit Insurance Corporation relating to the implementation of the agreement between Advanta Bank Corp. and the FDIC that was previously disclosed on June 2, 2000, with the remainder due to the maturing and growth of this portfolio; and a charge of approximately $3 million in the insurance business relating to a large policy claim settled during the quarter. Excluding these items, earnings per share for the third quarter would have been $1.53 per share on a diluted basis and operating earnings for the third quarter would have been $0.58.

Advanta also provided a growth outlook for its Business Card operations for 2001. Next year, Advanta plans to grow its managed business credit card receivables by 30% to 50%. Guidance for Advanta Corp. will be provided upon the resolution of the strategic alternatives process and will include the Company's strategy to achieve a targeted efficiency ratio upon the conclusion of the strategic alternatives process.

"Advanta is one of the nation's largest issuers of MasterCard business credit cards to small businesses," said Dennis Alter, Chairman and Chief Executive Officer. "Our plans are to continue to enhance this very profitable business, leveraging our information based strategic


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skills and resources to offer targeted credit card and other products to the expanding small business market."

Pretax income for Advanta Business Cards was $14.2 million this quarter after the $10 million increase in the on-balance sheet allowance for loan losses, as compared to pretax income of $9.2 million for the third quarter of 1999. The asset quality of the Business Card portfolio was consistent with the Company's expectations and after increasing the allowance, reserves as a percent of owned receivables increased to 6.7% at September 30, 2000 while charge-offs for the quarter were 4.8% on an annualized basis. Based on the average net charge-offs for the quarter, the on-balance sheet allowance for business credit card losses represents 16 months of charge-off coverage. Managed receivables for Advanta Business Cards at the end of the quarter were $1.5 billion, as compared to $1.4 billion at June 30, 2000 and $930 million at September 30, 1999.

On a basis that is essentially the same as a portfolio lender, net income for Advanta Mortgage was $813,000 as compared to $8.6 million for the quarter ended September 30, 1999. The decrease year on year is substantially due to lower mortgage origination volume as a result of continued implementation during the quarter of processes required by the agreements between the Company's bank subsidiaries and their regulators and the maintenance of an infrastructure commensurate with normal mortgage volumes. The Company anticipates fourth quarter mortgage origination volume to be in line with the third quarter's originations. During the quarter, the Company securitized approximately $1 billion of mortgage loans. Net income for Advanta Mortgage and for the Company was higher than its preliminary estimates for this quarter due to higher than expected mortgage securitization income.

At September 30, 2000, Advanta National Bank ("ANB") was in compliance with the increased capital ratios required by the agreements with its regulator. As anticipated, the Company achieved these ratios through a combination of decreasing the assets at ANB and making aggregate capital and other investments in ANB of approximately $70 million.

Advanta generated approximately $14 million of cash flow from operations, after considering key mortgage non-cash income and expense items and the cash impact of mortgage loan originations. During the quarter, the Company completed its first public business credit card securitization. At the end of the quarter, the Company financed, with parent and bank funds, loan receivables on its books totaling $921 million and ended the quarter with over $750 million in total liquidity. At September 30, 2000, the Company had available approximately $1.1 billion in unused warehouse lines and commercial paper conduit facilities.

Advanta management will hold a conference call with analysts and institutional investors today, October 24, 2000, at 9:00 am Eastern time. The call will be broadcast simultaneously for the public over the Internet through http://www.advanta.com or http://www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those unable to listen to the live broadcast, replays will be available shortly after the call on the Vcall site.


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Advanta (www.advanta.comhttp://www.advanta.com) is a highly focused financial services company with over 2,700 employees, servicing approximately $25 billion of assets, including approximately $12 billion in managed assets and approximately $13 billion in assets serviced for third parties. Advanta provides consumers and small businesses with targeted financial products and services, including non-conforming mortgages, business credit cards, equipment leases, insurance and deposit products. The Company is also one of the largest servicers of non-conforming mortgages for third parties in the country.

Advanta has leveraged its first-class direct marketing and information based expertise to develop state-of-the-art data warehousing and statistical modeling tools that identify potential customers and new target markets. Advanta created one of the first automated underwriting and sales engines in the non-conforming mortgage industry. The Company also offers its customers and business partners a broad range of self-service financial solutions and other services on the Internet.

Advanta was named one of the 500 Most Admired Companies in America in FORTUNE Magazine's most recent annual survey. In June 2000, American Banker ranked Advanta Bank Corp. third among the top 100 community banks in the nation in terms of return on average assets.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the Company's managed net interest margin; (2) competitive pressures; (3) factors that affect the level of delinquencies and charge-offs, including a deterioration of general economic conditions; (4) the rate of prepayments; (5) interest rate fluctuations; (6) the level of expenses;
(7) managed and sub-serviced receivables volume; (8) the timing of the securitizations of the Company's receivables; (9) the level of insurance policy renewals; (10) the effects of government regulation, including restrictions and limitations imposed by banking laws, regulators, examinations, and the agreements between the Company's bank subsidiaries and their regulators; (11) the level of conservatism and volatility associated with the assumptions underlying the valuation of retained interests in securitizations; (12) relationships with significant vendors, business partners and customers; (13) the amount and cost of financing available to the Company; (14) the ratings on the debt of the Company and its subsidiaries; (15) the ability to attract and retain key personnel and customers; and (16) the results of the evaluation of strategic alternatives, including the completion of a definitive agreement and the closing and timing of any transaction. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.


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Form 8-K                         Advanta Corp.
October 24, 2000



Item 7.  Financial Statements and Exhibits.

(c)      Exhibits:

         The following exhibits are filed as part of this Report on Form 8-K.

         99       Selected Summary Financial Data.

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Form 8-K                         Advanta Corp.
October 24, 2000


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    Advanta Corp.


                                    By: /s/ Elizabeth H. Mai
                                       ----------------------------------------
                                       Elizabeth H. Mai, Senior Vice President,
                                          Secretary and General Counsel


October 24, 2000

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Form 8-K                         Advanta Corp.
October 24, 2000


                                Index to Exhibits


Exhibit Number Per
Item 60l of
Regulation S-K                      Description of Document
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      99                        Selected Summary Financial Data